Exhibit 99.1
FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 21, 2011
CARE INVESTMENT TRUST INC. ANNOUNCES A $20.8 MILLION ACQUISITION OF A
PORTFOLIO OF SENIOR HOUSING FACILITIES
Acquisition of Three Private Pay Assisted Living / Memory Care Facilities Located in the
Mid-Atlantic Region
NEW YORK — September 21, 2011 — Care Investment Trust Inc. (OTCQX: CVTR) (“Care” or the “Company”), a real estate investment and finance company that invests in healthcare-related real estate, today announced that it has acquired three senior housing facilities from affiliates of Greenfield Senior Living, Inc. (“Greenfield”) for $20.8 million. Simultaneously with the acquisition, Care has leased the facilities back to affiliates of Greenfield under a master lease having a base term of 12 years with two ten-year renewal options.
Care funded the investment through cash on hand and approximately $15.5 million of first mortgage bridge financing from KeyBank National Association. It is anticipated that permanent financing will be obtained through a KeyBank sponsored Freddie Mac refinancing, expected to occur within 90 days after closing.
Salvatore (Torey) V. Riso, Jr., President and Chief Executive Officer of Care, stated, “Care is pleased to be working with Greenfield Senior Living, an experienced operator with a clear passion for providing the highest level of care to seniors. We are thrilled to be taking this first step with Greenfield and sincerely hope that this will be the start of a long-lasting, mutually beneficial relationship between our growing organizations.”
Mathew Peponis, Chief Executive Officer of Greenfield, said, “Greenfield is excited to be partnering with Care. Consistent with our commitment to provide outstanding care to seniors, we felt that Care also provided us a unique and collaborative platform to grow our organization. We look forward to transforming the experienced senior living with the Care team.”
Transaction Highlights:
— Care establishes a strategic relationship with Greenfield, an organization which has been highly successful in operating quality assisted living, memory care and independent living facilities in Virginia and Tennessee.
— Care acquires three stabilized, private pay assisted living facilities located in Virginia.
— Care will receive projected GAAP revenues provided from the acquisition of the properties for calendar years 2011 and 2012 of approximately $480,000 and $1,920,000, respectively, which includes non-cash straight-line rent of approximately $68,000 and $274,000 in calendar years 2011 and 2012, respectively. Aggregate occupancy across the portfolio was 95.7% as of August 2011.
— The portfolio contains 164 total licensed beds, consisting of 115 assisted living beds and 49 Memory Care beds. The properties have an average age of 14 years, and are well-positioned for continued high occupancy and consistent financial performance within their communities. The properties have exhibited stable operating performance, with aggregate occupancy levels averaging in excess of 90 percent over the last two full years.

About Care Investment Trust Inc.
Care Investment Trust Inc. is a real estate investment and finance company investing in healthcare-related real estate.
About Greenfield Senior Living Inc.
Greenfield Senior Living Inc. has successfully grown from one senior housing facility into a regional operator of nine facilities. Eight of the facilities are located in Virginia with the remaining facility located in eastern Tennessee. Offering assisted living, memory care and independent living, Greenfield is passionately dedicated to “caring for those who cared for us,” and strives to make a difference in the lives of its residents and their families. Greenfield’s mission is to allow residents to lead full and enriching lives with dignity. Through superior care, Greenfield attempts to transform senior living at its communities.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For more information on the Company, please visit the Company’s website at
www.carereit.com
FOR FURTHER INFORMATION:

AT CARE INVESTMENT TRUST:

Salvatore (Torey) V. Riso, Jr.	Steven M. Sherwyn
President & Chief Executive Officer	Chief Financial Officer & Treasurer
(212) 446-1414	(212) 446-1407
triso@carereit.com	ssherwyn@carereit.com

2